Schedule 4

------------------------------------------------------------------------------------------------------------------------------------
 Company                  ASBH   BCSB    CFFN   CHFN    CHEV    CSBK     GOV    ALLB   GCBC    HCBK    JXSB    KFED   NWSB    ONFC
------------------------------------------------------------------------------------------------------------------------------------
Current price            $15.20  $13.89  $32.74 $32.75  $10.94  $11.60  $12.25  $30.77 $32.89  $34.24  $14.99 $13.18 $21.85  $11.18
Minority marketcap.($Mil.)$25     $30    $713   $122     $49    $159     $12    $21     $30   $2,211    $14     $75    $434     $36

Total equity ($Mil.)      37.9    40.3   964.0   261.0   76.6    200.3   17.9   35.0    29.8  1,287.3    19.2   88.3    500.0   48.4
Total shares (Mil.)        5.6     5.9    74.0   19.6     9.9    30.5     2.3    3.4    2.1    187.2     2.0    14.5     48.0    7.5

MHC ownership              70%     64%    71%     81%     55%     55%     57%    80%    56%     65%     53%     616%     59%    58%
Minority ownership         30%     36%    29%     19%     45%     45%     43%    20%    44%     35%     47%     39%      41%    42%

Net income Q2-04           537     233   9,485   1,872    590     991     239    676    738    58,418   238     909    12,575   896
Q2-04 Annualized EPS      $0.40   $0.16  $0.52   $0.38   $0.25   $0.13   $0.43  $0.79  $1.42   $1.26    $0.48   $0.26   $1.04  $0.47
Net income LTM ($Mil.)     2.1     0.5    26.7    7.7     1.2     3.7     0.8    2.4    2.9    217.3     0.7    3.1      50.5   3.0
Effective tax rate         31%     31%    40%     20%     46%     40%     38%    7%     30%     37%     37%     40%       28%   25%
LTM EPS                   $0.39   $0.08  $0.37   $0.39   $0.12   $0.13   $0.37  $0.70  $1.40   $1.17   $0.35   $0.22    $1.04  $0.39

Current P/LTM EPS         38.7x  179.1x  89.4x   83.0x   90.4x   92.6x   33.1x  44.0x  23.4x   29.2x   43.3x   60.2x    21.0x  28.5x
Current P/Q2-04 EPS       38.4x   87.1x  62.8x   85.1x   44.3x   86.2x   28.8x  30.1x  23.1x   27.2x   31.3x   50.7.1x  21.1x  23.8x
Annlzd.

--------------------------------------------------------------------------------
                         PBHC    PBCT   ROME    WCFB     WFD   Median
--------------------------------------------------------------------------------

=========================
Current price             $16.50  $30.75 $29.00  $13.98  $20.25
Minority marketcap.($Mil  $14   $1,200   $47     $21      $90

Total Equity ($Mil.)      22.2   1,156.6  35.6    22.6    116.6
Total shares (Mil.)        2.4    93.7    4.2     3.8     10.1

MHC ownership              65%    58%     61%     61%     56%    60%
Minority ownership         35%    42%     39%     39%     44%

Net Income Q2-04           323   25,000   680     275    1,633
Q2-04 Annualized EPS      $0.52  $1.06   $0.65   $0.29   $0.65

Net income LTM ($Mil.)     1.5   176.5    1.5     1.1     5.8
Effective tax rate        27%    34%     35%     36%     29%
LTM EPS                  $0.60  $1.88   $0.36   $0.30   $0.58

Current P/LTM EPS        27.6x  16.4x   80.2x   46.2x   35.2x  43.7x
Current P/Q2-04 EPS      31.6x  28.9x   44.7x   48.0x   31.1x  35.4x
Annlzd.

Source: SNL DataSource and company data
**Fundamental Data through 6/30/04
